Exhibit 4.49

English Translation

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Contract”), dated October 17, 2018, is made in Guangzhou, the People’s Republic of China (the “PRC”), by and between:

Party A:	Guangzhou 100-Education Technology Co., Ltd. (the “Pledgee”), a wholly owned foreign enterprise incorporated under the laws of China, with its registered address at Room 2910, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party B-1:	Guangzhou Huaduo Network Technology Co., Ltd., a limited liability company incorporated under the laws of China, with its registered address at 24/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party B-2:	Guangzhou 100-Wuyou Online Education Technology Co., Ltd., a limited liability company incorporated under the laws of China, with its registered address at Room 2804, 28/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party B-3:	David Xueling Li (together with Party B-1and Party B-2, the “Pledgor”), a Chinese citizen, which address at 29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party C:	Guangzhou Sanrenxing 100-Education Technology Co., Ltd. , a limited liability company incorporated under the laws of China, with its registered address at Room 2803, 28/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

(Pledgor and Pledgee individually, a “Party”; collectively, the “Parties”).

WHEREAS

1.	The Pledgor holds 100% equity interests of Party C, representing RMB one hundred million register capital of Party C as of the date hereof. Party C is a limited liability company registered in Guangzhou, the PRC. Party C hereby confirms the rights and obligations of the Pledgor and the Pledgee under this Contract and to provide necessary assistance for the registration of such pledge.

2.	The Pledgee is a limited liability company registered in China. The Pledgee and Party C entered into an Exclusive Business Cooperation Agreement (as defined below); the Pledgee, Pledgor and Party C entered into an Exclusive Option Agreement (as defined below); the Pledgee, Pledgor and Party C entered into a Voting Proxy Agreement (as defined below); the Pledgor executed a Power of Attorney authorizing the Pledgee (as defined below).

English Translation

3.	The Pledgor agrees to pledge all of its equity interests in Party C to the Pledgee as security for the performance of the obligations under Exclusive Business Cooperation Agreement, Exclusive Option Agreement, Voting Proxy Agreement and Power of Attorney by Party C and the Pledgor.

NOW, THEREFORE, for the performance of transaction documents, the Parties agree as follows through negotiations:

1.	Definitions

Unless otherwise required in the context, in this Contract:

1.1	Pledge means the secured property rights granted to the Pledgee by the Pledgor in accordance with Section 2 of this Contract, i.e., the right of the Pledgee to be compensated at first priority with respect to the price of sale or disposal of such equity interests pledged to the Pledgee by the Pledgor.

1.2	Pledged Equity Interests mean 100% of equity interests duly owned by the Pledgor in Party C, and all equity interests duly owned by the Pledgor in Party C in future, to be pledged by the Pledgor.

1.3	Pledge Term means the period as specified in Section 3 of this Contract.

1.4	Transaction Documents mean the Exclusive Business Cooperation Agreement entered into by and between the Pledgee and Party C on October 17, 2018 (“Exclusive Business Cooperation Agreement”); the Exclusive Option Agreement entered into by and between the Pledgee, Pledgor and Party C on October 17, 2018 (“Exclusive Option Agreement”); the Shareholder Voting Rights Proxy Agreement entered into by and between the Pledgee, Pledgor and Party C on October 17, 2018 (“Voting Proxy Agreement”);the Power of Attorney executed by the Pledgor on on October 17, 2018 (“Power of Attorney”), and any amendments, changes and/or restatements of the abovesaid documents.

1.5	Contractual Obligations mean all the obligations of the Pledgor under the Exclusive Option Agreement, Voting Proxy Agreement, Power of Attorney and this Contract; all the obligations of the Party C under the Exclusive Business Cooperation Agreement, Exclusive Option Agreement, Voting Proxy Agreement.

1.6	Secured Debts mean all the direct, indirect, and derivative losses and the loss of predictable benefits suffered by the pledgee due to any default by the Pledgor and/or Party C under the Transaction Documents. The basis for the amount of such losses includes, but is not limited to, the pledgee's reasonable business plan and profit forecast, the service fee payable by Party C under the Exclusive Business Cooperation Agreement, the damages and relevant fees under the Transaction Documents, and all the fees incurred by the Pledgee for the enforcement of pledgor and/or Party C performing its Contractual Obligations.

1.7	An Breaching Event means any event listed in Section 7 hereof.

English Translation

1.8	Default Notice means the notice given by the Pledgee regarding the Breaching Event in accordance with this Contract.

2.	Pledge

2.1	The Pledgor hereby pledges the Pledged Equity Interests to the Pledgee as security for its performance of the Contractual Obligations and repayment of the Secured Debts according to this Contract. Party C hereby agrees that the Pledgor pledges the Pledged Equity Interests to the Pledgee according to this Contract.

2.2	During the Pledge Term, the pledgee has the right to receive dividends or interests arising from the Pledged Equity Interests, unless prohibited by applicable laws and regulations. The Pledgor shall not receive dividends or interests from the Pledged Equity Interests without the prior written consent of the Pledgee. After deducting the personal income tax paid by the pledgor, according to the pledgee's request, the dividends or interests obtained by the pledgor due to the Pledged Equity Interests shall (1) be deposited in the designated account of the pledgee and supervised by the pledge, and shall be used to secure the Contractual Obligations and the first settlement of the Secured Debt; or (2) within the scope not prohibited by the laws of China, such dividends and interests shall be unconditionally donated to the pledgee or the person designated by the pledgee in the manner permitted by the laws of China.

2.3	The Pledgor only may increase the capital of Party C with the prior written consent of the Pledgee. The amount of capital contributed by the pledgor in the company's registered capital due to the capital increase of the company is also belongs to Pledged Equity Interests. The parties shall further sign a pledge agreement for such case and file a pledge registration for the increased capital contribution.

2.4	If Party C is required to be dissolved or liquidated in accordance with the mandatory provisions of the laws of China, after Party C has completed the dissolution or liquidation procedures legally, any benefit or interest distributed to the Pledgor from Party C shall, upon the request of the Pledgee, (1) be deposited in the designated account of the pledgee and supervised by the pledge, and shall be used to secure the Contractual Obligations and the first settlement of the Secured Debts; or (2) within the scope not prohibited by the laws of China, such dividends and interests shall be unconditionally donated to the pledgee or the person designated by the pledgee in the manner permitted by the laws of China.

English Translation

3.	Pledge Term

3.1	This Pledge becomes effective immediately after the Pledged Equity Interests hereunder is registered by the relevant industry and commerce administrative authority, and remains valid until all the Contractual Obligations have been fulfilled and all the Secured Debts have been paid. The Pledgor and Party C shall (1) record the equity interests pledge under this Contract on the share register of the Company within three (3) business days upon the execution hereof, and (2) file and complete the registration of the Pledge by the relevant industry and commerce administrative authority within thirty (30) days upon the execution hereof. The parties jointly confirm that in order to file the industrial and commercial registration procedures for equity pledge, the parties and other shareholders of Party C shall submit this Contract or a equity pledge contract signed in a form in accordance with the requirements of the local industrial and commercial administration department where Party C is located, and truly reflects the pledge information under this Contract (the “industrial and commercial registration pledge contract”). Matters not privided in the industrial and commercial registration pledge contract are still subject to the terms in this Contract. The Pledgor and Party C shall, in accordance with the laws and regulations of China and the relevant requirements of the industrial and commercial administration authorities, submit all necessary documents and complete all necessary formalities to ensure that the pledge is registered as soon as possible after submitting the application.

3.2	During the Pledge Term, if the Pledgor and/or Party C fails to perform the obligations in accordance with the provisions of the Major Contracts, the Pledgee is entitled, however not obligated, to dispose the Pledged Equity Interests pursuant to law and this Contract.

3.3	During the term of this Contract, the Pledgee shall not be held liable for any depreciation of the value of the Pledged Equity Interests, and the Pledgor has no right to confront The right holder makes any form of recourse or makes any request, unless the depreciation of the value of the Pledged Equity Interests is due to the pledgee's willful misconduct, or the gross negligence which has direct causal relationship with the results,.

4.	Custody of Pledge Certificate

4.1	During the Pledge Term, the Pledgor shall deliver its capital contribution certificate and the share register of Party C in which the pledge is recorded to the custody of the Pledgee within one (1) week upon the execution of this Contract. And the Pledgee shall remain the custodian of such documents throughout the whole Pledge Term as mentioned herein.

English Translation

5.	Pledgor and Party C’s Representations and Warranties

The Pledgor and Party C hereby respectively and jointly represent and warrant to Party A on the date hereof , that:

5.1	The Pledgor is the only legal owner of the Equity Interests. The Pledgee has the right to dispose or transfer the Pledged Equity Interests according to the ways as described in this Contract.

5.2	Both the Pledgor and Party C have full powers, capabilities and authority to execute and deliver this Contract and to perform their obligations under this Contract. Once executed, this Contract constitutes a legal, valid and binding obligation of the Pledgor and Party C and may be enforced in accordance with its terms.

5.3	The Pledgor has not created any other pledge or other security interest over the Pledged Equity Interests, except for this Pledge.

5.4	The Pledgor and Party C have obtained the consent and approval (if required) from the government department and third parties for the purpose of execution, delivery and performance of this agreement.

5.5	its execution, delivery and performance of this Agreement or any Transfer Agreement will not (i) violate any applicable laws of the PRC; (ii) conflict with the articles of association and other organizational documents of Party C; (iii) breach any contract or document which is binding upon it, or to which it is a party; (iv) violate any permit or approval, or the conditions for maintaining its validity of such permit or approval, granted to any party; or (v) cause the suspension or withdrawal of, or impose any additional conditions on, the permit or approval granted to any party;

6.	Pledgor and Party C’s Undertakings

6.1	During the term of this Contract, the Pledgor and Party C respectively and jointly undertake to the Pledgee that:

6.1.1	Without prior written consent of the Pledgee, the Pledgor may not transfer the Pledged Equity Interests, or create or allow the creation of any new pledge or any other encumbrances upon the Equity Interests, except for the purpose of performance of the Transaction Documents; Party C shall not agree or assist abovesaid action;

6.1.2	The Pledgor and Party C will abide by the provisions of all laws and regulations related to the Pledge, and upon receiving any notice, order or direction given or formulated by any competent authority with respect to the Pledge, the Pledgor will notify the Pledgee of such notice, order or direction within five (5) days upon the receipt thereof, and comply with such notice, order or direction, or submit any dissenting opinions and statements at the request of the Pledgee or with the consent of the Pledgee;

English Translation

6.1.3	The Pledgor and Party C will immediately notify the Pledgee of any event or notice received which may possibly affect the Pledged Equity Interests of the Pledgee or any part of the Plegee’s rights, and any other event or received notice which may possibly change the warrants and obligations of the Pledgor under this Contract, or the performance of obligations hereunder by the Pledgor.

6.1.4	Party C shall complete the registration procedures for the extension of the operation period within three (3) months prior to the expiration of its operating period, so as to ensure the effectiveness of this Contract.

6.2	The Pledgor agrees that, the rights granted to the Pledgee regarding the Pledge in accordance with this Contract shall not be interrupted or impaired by any legal proceedings initiated by the Pledgor, its successors, its authorized persons, or any other person.

6.3	The Pledgor warrants to the Pledgee that, for safeguarding or consummating the guaranty regarding the transfer of earnings under the Major Contracts in accordance with this Contract, the Pledgor will faithfully sign, or cause the other party materially related to the Pledge to sign, all the right certificates or instruments as required by the Pledgee, and/or take, or cause the other party materially related to the Pledge to take, any acts as required by the Pledgee, facilitate the exercise of rights and authorizations granted to the Pledgee hereunder, enter into any documents related to the ownership of the Equity Interests with the Pledges or its designated persons (natural person/legal person), and provide to the Pledgee any and all notices, orders and decisions relating to the Pledge as deemed necessary by the Pledgee within the reasonable period.

6.4	The Pledgor warrants to the Pledgee that, the Pledgor will abide by and perform all the warrants, undertakings, agreements, representations and conditions under this Contract, and the Pledgor will indemnify the Pledgee of all losses incurred that is caused by the failure in or partial failure in the performance of such warrants, undertakings, agreements, representations or conditions by the Pledgor.

7.	Breaching Event

7.1	Any of the following is deemed as an Breaching Event:

7.1.1	The Pledgor breaches any obligation of the Transaction Documents and/or this Contract;

English Translation

7.1.2	Party C breaches any obligation of the Transaction Documents and/or this Contract.

7.2	The Pledgor and Party C shall immediately notify the Pledgee in writing of the occurrence of any event mentioned in Clause 7.1 or any event which may cause the occurrence of any abovementioned event.

7.3	Unless any of the abovementioned Breaching Event has been resolved to the satisfaction of the Pledgee within twenty (20) days after the Pledgee give a notice to the Pledgor and/or Party C requiring correction of breach behavior , the Pledgee is entitled to give a written Default Notice to the Pledgor anytime following the occurrence of any Breaching Event of the Pledgor, requiring the Pledgee to dispose the Pledge in accordance with Section 8 of this Contract.

8.	Exercise of Pledge

8.1	The Pledgee shall give a Default Notice to the Pledgor when exercising the Pledge.

8.2	Subject to Clause 7.3, the Pledgee may exercise the right to dispose the Pledge at the same time or at anytime after the Pledgee gives the Default Notice in accordance with Clause 8.1.

8.3	The Pledgee has the right to exercise all the rights of default remedies in accordance with the laws of China, the Transaction Document and the terms of this Contract after the issuance of the Notice of Default under Section 8.1, including but not limited to be indemnified in priority by the proceeds from depreciation, auction or sale of the Pledged Equity Interest. The Pledgee is not responsible for any loss caused by the reasonable exercise of such rights and powers.

8.4	The proceeds obtained by the pledge from exercising the Pledge shall give priority to the taxes and fees payable for the disposal of the Pledged Equity Interest and the performance of the Contractual Obligations and repayment of the Secured Debts to the pledgee. If there is any balance after deducting the above amount, the pledgee shall return the balance to the pledgor or other persons who have rights to the proceeds in accordance with relevant laws and regulations, or deposit the balance to the notary office of the place where the pledgor is located, and any expenses incurred thereby shall be borne by the Pledgor; within the scope not prohibited by the laws of China, the pledgor shall grant the above-mentioned proceeds unconditionally to the pledgee or the person designated by the pledgee in the manner permitted by the laws of China.

English Translation

8.5	The Pledgee has the right to choose to exercise any default remedies at the same time or in succession. The pledgee is not required to exercise other default remedies before exercising the right to be indemnified in priority by the proceeds from depreciation, auction or sale of the Pledged Equity Interest under this Contract.

8.6	The pledgee has the right to appoint its lawyer or other agent to exercise its Pledge in writing, and neither the pledgor nor Party C may raise any objection to this.

8.7	As the Pledgee disposes the Pledge in accordance with this Contract, the Pledgor and the Company shall provide assistance necessary for the realization of the Pledge by the Pledgee.

9.	Liability For Default

9. 1	If the Pledgor or Party C materially breaches any provision hereof, or fails to perform all or any obligations hereunder, then it has constituted the breach of this Contract (“Breach”). The Pledgee has the right to require the Pledgor or Party C to cure such Breach or take any correction measures regarding such Breach. In the event that the Pledgor or Party C fails to cure such Breach or take any correction measures regarding such Breach within such reasonable period or ten (10) days after the Pledgee sends the written breach notice to the Default Party to require the correction, then the Pledgee is entitled to choose any of the following relieves for the Breach: (1) to terminate this Contract and require the Pledgor or Party C to provide full indemnification for such Breach; or (2) to require the enforcement of all the obligations of the Pledgor or Party C under this Contract, and the Pledgor or Party C to provide full indemnification for such Breach. This section does not exclude any other right of the Pledgee provided by this Contract.

9. 2	Each Party agrees and confirms that under no circumstance may the Pledgor or Party C require the termination of this Contract for any reason.

10.	Transfer

10.1	Unless with the prior consent of the Pledgee, the Pledgor has no right to grant or transfer any of its rights and obligations hereunder.

10.2	This Contract shall be binding upon the Pledgor and its successors and permitted assigns, and inure to the benefit of the Pledgee and its successors and permitted assigns.

English Translation

10.3	The Pledgee has the right to, at anytime, transfer any of its rights and obligations under the business cooperation agreement to its designated person, and under such circumstance, the assigns shall enjoy and assume the same rights and obligations same to which the Pledgee enjoys and assumes under this Contract, as if the assigns is the original party to the Contract. When the Pledgee transfers any of its rights and obligations under the business cooperation agreement, the Pledgor shall sign any necessary agreement and/or instruments at the request of the Pledgee.

10.4	After the Pledgee changes upon the transfer, the Pledgor shall enter into a new pledge contract containing the content substantially same to this Contract with the new pledgee.

10.5	The Pledgor shall strictly comply with the provisions of this Contract and any other contract entered into with any other party or parties, perform the obligations under this Contract and other contracts, and should not take any action/non-action which may substantially affect the validity and enforceability of the abovementioned contracts. Unless with the written direction of the Pledgee, the Pledgor should not exercise its remaining rights regarding the Pledged Equity Interests.

11.	Termination

11.1	After the Pledgor and Party C has fully and completely performed all Contractual Obligations and paid off all the Secured Debts, the Pledgee shall, at the request of the Pledgor, terminate the Pledge of the Pledged Equity Interests under this Contract as soon as reasonably practicable, and cooperate with the pledgor to cancel the registration of the equity pledge made in the register of shareholders of Party C and conduct the pledge cancellation registration in the relevant industrial and commercial administration.

11.2	Section 9, 13, and 14 of this Contract and this clause 11.2 survives after the termination of this Contract.

12.	Costs and Expenses

Any and all costs and expenses actually incurred in connection with this Contract, including but not limited to legal expenses, costs, stamp duty, as well as any other taxes and fees, will be fully borne by Party C.

English Translation

13.	Confidentiality

Each Party recognizes and confirms this Contract, the content of this Contract, and any and all oral and written information exchanged among them for the preparation and performance of this Contract shall be deemed as confidential information. Each Party shall hold in confidence all such confidential information, and without the written consent from the other Parties, should not disclose any confidential information to any third party, provided that, confidential information shall not include information that (a) is or becomes available to the public other than as a result of disclosure by the receiving Party in violation of this Contract, or (b) any information which must be disclosed pursuant to laws and regulations, stock trading rules, or as required by order or decree of governmental authorities or courts; or (c) any information disclosed by either Party to its shareholders, investors, legal or financial advisors in relation to the transactions contemplated herein, who are bound by confidentiality obligation similar to this provision. Any disclosure of confidential information by the professionals or institutions engaged by either Party shall be deemed as the disclosure by such Party, and such Party shall be held liable for breach. This provision shall survive the termination of this Contract for any reason.

14.	Applicable Law and Dispute Resolution

The formation of this Contract, its validity, interpretation, performance, change, and termination of this Contract, and the settlement of any dispute between the Parties, shall be governed by and construed in accordance with the laws of the PRC.

The Parties will firstly attempt in good faith to resolve any and all disputes arising out of or relating to this Contract through friendly consultations. If a dispute is not resolved through friendly consultations, then each Party may submit the dispute to China Guangzhou Arbitration Commission for arbitration in accordance with then effective arbitration rules. The arbitration shall be conducted in Guangzhou. The award of the arbitration tribunal shall be final and binding upon the Parties.

In the event of any dispute arising from the interpretation or performance of this Contract, and in the course of the arbitration of any dispute, each Party shall continue the performance of its rights and obligations hereunder excepted for those disputed ones.

15.	Notices

15.1	All the notices and other communications required by or sent pursuant to this Agreement shall be delivered to the following address of each Party in person, by registered mail, prepaid post, or commercial courier services, or facsimile. Each notice shall be confirmed with a respective email. Delivery shall be deemed to have occurred:

15.1.1	Notices given in person, shall be deemed effectively given on the date of receipt or lien at the address specified for notices.

15.1.2	Notices given by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt, refusal or returned for any reason at the address specified for notices.

English Translation

15.1.3	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission). Notices given by e-mail shall be deemed effectively given on the date of successful transmission, in the circumstance that the sending party receives the system information indicating that the e-mail is successful delivered or does not receive the system information indicating that the e-mail has not been delivered or returned within 24 hours.

15.2	Each Party’s address for purpose of notice is as follows:

Party A:	Guangzhou 100-Education Technology Co., Ltd.
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attn:	Yujun Liu
E-mail:

Party B-1:	Guangzhou Huaduo Network Technology Co., Ltd.
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attention:	Jianping Yan
E-mail:

Party B-2:	Guangzhou 100-Wuyou Online Education Technology Co., Ltd.
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attn:	Yujun Liu
E-mail:

Party B-3:	David Xueling Li
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attn:	Jianping Yan
E-mail:

Party C:	Guangzhou Sanrenxing 100-Education technology Co., Ltd.
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attn:	Yujun Liu
E-mail:

Each Party may at anytime change its address for receiving notices by giving a notice to the other Parties in accordance with this clause.

English Translation

16.	Severability

If any single or multiple provisions hereof are judged invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality and enforceability of the remaining provisions of this Contract shall not be affected in any aspect. The Parties shall in good faith, endeavor to use valid provisions to the extent allowed by laws and reflecting the intensions of all the Parties, to replace those invalid, illegal or unenforceable provisions, provided that, the economic effects achieved by such valid provisions shall be similar to the economic effects achieved by those invalid, illegal or unenforceable provisions.

17.	Appendices

The appendix hereto is an integral part of this Contract.

18.	Effectiveness and Modification

18.1	This Contract shall enter into effectiveness on the date of execution by the parties, until the completion of the performance of all the Contractual Obligations and the complete settlement of the Secured Obligations.

18.2	Any amendment, supplement or change to this Contract shall be made in writing.

19.	Languages and Copy

This Agreement is written in Chinese in six (6) originals, each Party holding one (1) copy, and the rest one (1) is for registration.

English Translation

IN WITNESS WHEREOF , the Parties hereto have caused this Equity Pledge Contract to be executed by their duly authorized representatives as of the date first above written.

Party A:	Guangzhou 100-Education Technology Co., Ltd.

Signature:	/s/ Yujun Liu
Name:	Yujun Liu
Title:	Legal Representative

Party B-1:	Guangzhou Huaduo Network Technology Co., Ltd.

Signature:	/s/ Ting Li
Name:	Ting Li
Title:	Legal Representative

Party B-2:	Guangzhou 100-Wuyou Online Education Technology Co., Ltd.

Signature:	/s/ Yujun Liu
Name:	Yujun Liu
Title:	Legal Representative

Party B-3:	David Xueling Li

Signature:	/s/ David Xueling Li
Name:	Xueling Li

Party C:	Guangzhou Sanrenxing 100-Education Technology Co., Ltd.

Signature:	/s/ Yujun Liu
Name:	Yujun Liu
Title:	Legal Representative

English Translation

Appendix

1.	Register of shares of Party C;

2.	Certificate of contribution of Party C;

3.	Exclusive Business Cooperation Agreement;

4.	Exclusive Option Agreement;

5.	Voting Proxy Agreement;

6.	Power of Attorney.